Exhibit 99.1

Brownie’s Marine Group Provides Business Update

Pompano Beach, FL, April 16, 2021 (GLOBE NEWSWIRE) — Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced a business update of several of their key business units.

Brownie’s Marine Group and its subsidiaries have a core focus on innovation with an aim towards enabling our customers to explore “The Next Atmosphere” more easily. We look to provide our customers with the best options to fill their air tanks while having safe, family friendly, fun. This core focus is what drives the BMG companies to share the lifestyle of life under the surface.

BLU3, Inc.

There are several positive developments with BLU3’s NEMO.

●	To date, our worldwide dealer network has expanded to 40 dealers. We expect the network will continue to grow.
●	Our social media campaign also continues to grow with more than 10 active posters creating content for all of their channels across Facebook, Instagram, YouTube and Tik Tok. NEMO related content has had well over a million views on all platforms to date.
●	NEMO sales on Amazon have shown a steady increase since its introduction to the platform in November 2020. NEMO is now listed or approved to list on Amazon.com US, Canada, Mexico, UK and Europe. NEMO is consistently listed as one of the top 25 Best Sellers ranked in Dive Packages on Amazon.com, as well as a top “Most Wished for Item” in the Diving Package category.
●	Average monthly unit sales on Amazon.com for Q1-2021 have increased 78.6% as compared to the average monthly sales in November and December of 2020.
●	BLU3 is on target for a Q3 launch of its next-generation product, the NOMAD, the big brother to the NEMO product that can take a diver to 33 feet for up to one hour on one charge. NOMAD will remain fully portable and airline friendly. NOMAD is expected to arrive in factory during the second quarter and production line plans are in process for our facility in Pompano Beach, Florida.

Brownie’s Third Lung (“BTL”)

BTL introduced the Sea LiOn 3.0 tm in June of 2020, which is the only battery powered surface supplied air system, to support three divers to 33 feet for more than 2 hours, on the market.

●	Average unit sales per month increased 155% following the launch. Average monthly sales of the two diver Sea LiOn VS averaged 5.3 units per month from June through December of 2019, while Sea LiOn 3.0 tm sales during the same period in 2020 averaged 13.7 units per month.
●	The Sea LiOn 3.0 tm retails for $5,995 and represents a 10% price increase over the Sea LiOn VS.
●	BTL has adopted an “Explore the Next Atmosphere” slogan as an introduction to the new ‘“PRO” line of floating surface supplied air systems.
●	With safety in mind, BTL has reconfigured its Standard models, the Sea LiOn 3.0 tm, the Explorer (formerly 390X), the Pioneer (formerly 285X), and the Scout (formerly 285BE), with a reduced downline to encourage divers to stay within the No Decompression Limit (NDL) zone (not more than 33 ft). A diver should be formally trained to dive below that level and have other safety tools available.
●	“PRO” packages have been developed for more experienced divers, which include a longer downline, a personal dive computer for each diver, and an alternate air source for each diver. We are the first in our industry to develop this type of program and will continue to innovate with diver safety in mind.

LW America’s

LW America’s (“LWA”) continues to innovate within the diving and yachting industries to supply best in class sources of High Pressure compressed air systems using L&W compressors as the core for all of their products.

●	LWA has developed a Boat Integrated Air System (BIAS), that is a perfect solution for the Yachting industry which solves for any air requirements needed on any Yacht. One YachtPro High Pressure compressor can service all of the typical items on a yacht that would normally be powered by 3-5 compressors.
●	The customized system will fill dive tanks, provide air for the toys, doors, engine start and power the air horn. Custom installations will be co-marketed by yacht brokers, yacht servicing facilities, and sold directly to the yacht manufacturers.
●	LWA also looks to meet the consumer right where they live. We have developed the YachtPro 110/220 to give the end-user the ability to fill their high-pressure breathing air tanks from the comfort of their garage. These units were specifically designed to operate on the power that is available in a home and have all of the safety features necessary to make tank filling easy and safe without the hassle of waiting in line to have your tank filled.
●	The YachtPro 110/220 will launch during this second quarter of 2021.

BTL and BLU3 are also focusing their growth efforts toward direct consumer interaction with an expanded social media presence via the use of influencers to increase product visibility. The BMG group of companies will continue to increase their social media footprint as the year continues. We encourage you to follow us on all our social media channels, and we want to thank all of our loyal customers who have come up with their own content as they enjoy our products and share it with the world.

Follow us on:	Twitter: @browniesmarine @diveblu3 $BWMG
Instagram: @diveblu3 @browniesthirdlung @browniesmarinegroup
Tik Tok: @diveblu3